EXHIBIT 99.1
Filed by Cascade Bancorp
Pursuant to Rule 425 Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

Subject Company: Home Federal Bancorp, Inc.
Commission File Number for the Related Registration Statement on Form S-4: 333-192865

CASCADE BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Bend, Ore. – February 4, 2014 - Cascade Bancorp, (NASDAQ: CACB) (“Company” or "Cascade") the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months and full year ended December 31, 2013.
Fourth Quarter and Full Year 2013 Financial Highlights

•
Net income for the fourth quarter of 2013 was $1.2 million or $0.03 per share compared to $1.3 million or $0.03 per share for the fourth quarter of 2012. The results of the fourth quarter of 2013 included expenses of approximately $1.0 million in merger costs related to the previously announced acquisition of Home Federal Bancorp (“Home”), $0.7 million related the Company’s annual incentive plan, and a $0.3 million tax adjustment reflecting the expiration of certain tax credits. Partially offsetting these expenses was a recovery of $1.0 million in interest from the payoff of a non-accrual loan.

•
Net income for the full year 2013 was $50.8 million or $1.08 per basic share compared to $6.0 million or $0.13 per share for the year 2012. The primary reason for the increase in net income for 2013 was the reversal of a full valuation allowance of $50.1 million in the Company's deferred tax asset ("DTA") in the second quarter of 2013.

•	Net Interest Margin (“NIM”) was 3.75% for the year ended December 31, 2013 compared to 3.85% for the year ended December 31, 2012.

•
Stockholders equity increased to $188.7 million or $3.97 per basic share at December 31, 2013 as compared to $140.8 million or $2.97 per basic share at December 31, 2012 due primarily to the DTA recognition in the second quarter of 2013.

•	Gross loans (total loans, less deferred loan fees) at December 31, 2013 were up $138.2 million or 16.1% compared to December 31, 2012.

•
At December 31, 2013, substandard loans were reduced by 67.5% to $41.2 million compared to December 31, 2012; non-performing assets improved to 0.81% of total assets compared to 1.94% at December 31, 2012; and 2013 net charge-offs were $7.4 million compared to $17.7 million in 2012.

•	Total deposits at December 31, 2013 increased $91.1 million or 8.46% compared to December 31, 2012.

•	Tier 1 Capital Leverage Ratio at the Bank rose to at 10.49% at December 31, 2013 compared to 10.42% at December 31, 2012.

Significant Milestones Achieved in 2013

•
On October 23, 2013, the Company announced the signing of a merger agreement with Home Federal Bancorp (“Home”), a community bank in the Pacific Northwest with approximately $1 billion in assets which upon closure is expected to unlock significant efficiency and profitability opportunities. Assuming completion of the merger, the Company will become among the largest community banks in the Pacific Northwest[1] with over $2.3 billion in assets, hold a top community bank market share in its Central Oregon and Boise Idaho markets, and expand its footprint to include Eugene, Oregon.

•	On October 18, 2013 Cascade completed the customer integration of three former branches of American West Bank.

1 Defined as headquartered in Washington, Oregon and Idaho with total assets of $10 billion or less.

•	The Bank implemented mobile banking and mobile bill pay services as well as upgraded its online banking platform to enhance customer convenience and service.

•	The Bank achieved strong growth in both loans and deposits.

•	The Company substantially completed its priority goal of returing to a strong credit quality profile with improvements in all credit quality related metrics.

Terry Zink, President and Chief Executive Officer of Cascade Bancorp commented, “I am pleased to report that 2013 was a remarkable and transformational year for Bank of the Cascades. The Bank cleared its legacy credit quality and regulatory issues, enhanced its capital and achieved solid organic growth. These results were critical to our successful bid for Home announced in October. Our Home merger planning process indicates the closing of the transaction could occur as early as March 2014, and that we will achieve the cost savings and revenue synergy goals that underpin the logic for this combination. While the next several quarters will include normal purchase accounting activity and integration related costs, we remain confident that the financial and quality metrics of the resulting Cascade will compare favorably with the top performing banks in the Pacific Northwest by the fourth quarter of 2014.”

Commenting on the fourth quarter of 2013, Mr. Zink added, “During the fourth quarter, we saw a 6.2% growth in our loan portfolio as compared to the previous quarter. Our loans outstanding are now nearly $1.0 billion with continued positive trends in credit quality metrics. At the same time we introduced mobile banking services for our customers and upgraded our online banking services.”

Mr. Zink continued, “I also want to comment on the importance of substantially completing our number one strategic priority of returning Cascade’s loan portfolio to a condition of sound quality. The Bank has completed a long journey from the depths of the great recession. The Cascade team has worked tirelessly and effectively to clear legacy problems in order to build a strong foundation from which to grow in the future. I am pleased that the achievements of 2013 demonstrate that Cascade is positioned, ready and focused to capitalize on what we believe is an exciting future.”

Financial Review

Total assets increased $104.8 million to $1.4 billion at December 31, 2013, as compared to $1.3 billion at December 31, 2012. The increase for the year ended December 31, 2013 as compared to the prior year was driven by $146.2 million growth in total loans outstanding (total loans, including loans held for sale, less deferred loan fees), a decrease in cash and cash equivalents of $31.2 million and a $50.1 million increase in DTA, partially offset by a decrease of $63.1 million in investment securities available-for-sale. The increase in DTA was the result of a second quarter 2013 reversal of its full valuation allowance.

Gross loans outstanding were $994.5 million at December 31, 2013 an increase of $138.2 million as compared to December 31, 2012 gross loan balance of $856.3 million. This growth in gross loans outstanding was largely attributable to local lending including owner-occupied commercial real estate, small business loans and lines, consumer lending, including residential mortgages and increased shared national credits in the commercial and industrial portfolio.

Loan quality continued to improve during 2013 with remediation of special mention and substandard loans. These adversely risk rated loans totaled $85.1 million at December 31, 2013 as compared to $175.6 million at December 31, 2012. Remediation was accomplished through payoffs/pay downs, note sales and/or charge offs related to the restructure of adversely risk rated loans as well as credit upgrades owing to improved obligor cash flows. Non-performing assets as of December 31, 2013 improved to 0.81% of total assets as compared to 1.94% at December 31, 2012. During 2013, management made a $1.0 million provision for loan losses compared to a $1.1 million provision for loan losses in 2012. The reserve for loan losses was at 2.08% of total loans at December 31, 2013. No provision for loan loss was made in the fourth quarter of 2013 or 2012.

Deposit balances increased $91.1 million to $1.2 billion at December 31, 2013 as compared to December 31, 2012 balances of $1.1 billion. The increase is across all deposit categories and relates to expanded customer relationships and a strengthening economy in our market areas.

The Company had $27.0 million of short term FHLB borrowings as of December 31, 2013 compared to $60.0 million in long-term FHLB borrowings at December 31, 2012. The Company pre-paid the $60.0 million of long term borrowings outstanding at December 31, 2012 during the second quarter of 2013, incurring a prepayment penalty of $3.8 million.

Net income for the three months ended December 31, 2013 was $1.2 million or $0.03 per share compared to $1.3 million or $0.03 per share for the fourth quarter of 2012. The results of the fourth quarter of 2013 included approximately $1.0 million in merger costs related to the previously announced Home acquisition, $0.7 million related the Company’s annual incentive plan, and a $0.3 million tax adjustment reflecting the expiration of certain state tax credits. Partially offsetting these items was a recovery of $1.0 million in interest from the payoff of a non-accrual loan. Net income for the full year of 2013 was $50.8 million or $1.08 per basic share compared to $6.0 million or $0.13 per share for the year ended 2012. Net income for the year ended 2013 includes a net credit to income tax provision of $50.2 million largely the result of the Company’s reversal of its prior DTA allowance. The 2012 income tax provision was $79.0 thousand.

Net interest income was $48.2 million for the full year of 2013, compared to $49.9 million for the full year of 2012. This year-over-year decline in net interest income was largly due to the declining rate environment especially on loans and investments. Net interest income for the three months ended December 31, 2013 was $13.1 million, up $1.0 million from $12.1 million during the three months ended September 30, 2013 and up $1.1 million from $12.0 million for the three months ended December 31, 2012. The quarter-over-quarter increases were mainly due to the full recovery of principal and $1.0 million in interest from repayment of a previously non-accrual loan.

Interest expense for the year ended December 31, 2013 was $2.8 million compared to $5.0 million for the year ended December 31, 2012. This $2.2 million decrease year-over-year was due to the decreased rates on deposits in the low market rate environment as well as prepayment of $60.0 million of FHLB borrowings bearing a weighted average rate of 3.17% during the second quarter of 2013. Interest expense for the three months ended December 31, 2013 was $0.4 million, compared to $0.5 million for the three months ended September 30, 2013 and $1.1 million for the three months ended December 31, 2012.

Non-interest income for the year ended December 31, 2013 was $14.5 million compared to $13.1 million for the year ended December 31, 2012. This increase is primarily related to increased card issuer and merchant service fees, as well as increased other income. Included in other income is the Company’s newly initiated SBA and customer interest rate swap products. Non-interest income for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012 were $3.9 million, $3.6 million and $3.5 million, respectively.

Non-interest expense for the year ended December 31, 2013 was $61.0 million, compared to $55.8 million for the year ended December 31, 2012. The $5.2 million increase was primarily related to the $3.8 million prepayment penalty on early payoff of FHLB advances as well approximately $1.0 million in merger costs related to previously announced Home acquisition and $0.7 million related the Company’s annual incentive plan. Non-interest expense for the three months ended December 31, 2013 was $14.8 million which included the merger costs discussed above. Non-interest expense for the quarter ending September 30, 2013 and December 31, 2012 were $13.6 million and $14.1 million, respectively.

Conference Call Information

Cascade announced on January 29, 2014 in a Form 8-K filed with the SEC that they will conduct a quarterly earnings conference call Wednesday, February 5, 2014, at 2:00 p.m. PST (5:00 p.m. EST). Terry E. Zink, President and CEO, and Gregory Newton, Executive Vice President and CFO will discuss fourth quarter and year-end 2013 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 567-1602 a few minutes before 2:00 p.m.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 28 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. Such forward-looking statements also include, but are not limited to, statements about the benefits of the proposed merger involving Cascade and Home Federal, including future financial and operating results, Cascade’s or Home Federal’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite Cascade and Home Federal shareholder approvals; (ii) the risk that Cascade or Home Federal may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (iii) the risk that a condition to the closing of the merger may not be satisfied; (iv) the timing to consummate the proposed merger; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vii) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (viii) the diversion of management time on merger-related issues; (ix) general worldwide economic conditions and related uncertainties; (x) liquidity risk affecting Cascade’s ability to meet its obligations when they come due; (xi) excessive loan losses; (xii) the effect of changes in governmental regulations; and (xiii) other factors we discuss or refer to in the “Risk Factors” section of Cascade’s most recent Annual Report on Form 10-K filed with Securities and Exchange Commission (the “SEC”) on March 29, 2013. These risks, as well as other risks associated with the merger, are more fully discussed in the preliminary joint proxy statement/prospectus included in the amendment to the preliminary Registration Statement on Form S-4 (registration statement number 333-192865) that was filed with the SEC on January 22, 2014 in connection with the merger. Additional risks and uncertainties are identified and discussed in Cascade’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

Participants in the Solicitation
Cascade, Home Federal and their respective directors and executive officers may be soliciting proxies from Cascade and Home Federal shareholders in favor of the proposed merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade and Home Federal shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise is set forth in the preliminary joint proxy statement/prospectus filed with the SEC on January 22, 2014. You can find information about Cascade’s directors and executive officers in Cascade’s definitive proxy statement filed with the SEC on March 27, 2013 for its 2013 Annual Meeting of Shareholders. You can find information about Home Federal’s directors and executive officers in Home Federal’s definitive proxy statement filed with the SEC on April 19, 2013. Additional information about Cascade’s directors and executive officers and Home Federal’s directors and executive officers can also be found in the above-referenced preliminary Registration Statement on Form S-4 filed with the SEC on January 22, 2014. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You can obtain free copies of these documents from Cascade and Home Federal using the contact information above.

Additional Information about the Proposed Merger and Where to Find It
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger (registration statement number 333-192865) between Cascade and Home Federal, Cascade has filed with the SEC a preliminary Registration Statement on Form S-4, which includes a joint proxy statement of Cascade and Home Federal that also constitutes a prospectus. After the registration statement has been declared effective by the SEC, Cascade and Home Federal will deliver a definitive joint proxy statement/prospectus to their respective shareholders. Cascade and Home Federal urge investors and security holders to read the definitive joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC because they will contain important information about the proposed merger. You may obtain copies of all documents filed with the SEC regarding this Transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from: (i) Cascade’s website (www.botc.com) under the heading “About Us” and then under the heading “Investor Relations” and then under the heading “Investor Information” and then under the tab “SEC Filings;” (ii) Cascade upon written request to Cascade Bancorp, Attn: Investor Relations, 1100 North West Wall Street, P.O. Box 369, Bend, Oregon 97701; (iii) Home Federal’s website (www.myhomefed.com/ir) under the heading “Investor Relations” and then under the heading “SEC Filings;” or (iv) Home Federal upon written request to Home Federal Bancorp, Inc., Attn: Eric Nadeau, 500 12th Avenue South, Nampa, Idaho 83651.

Information contained herein, other than information at December 31, 2012, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2012, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	December 31, 2013	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents:
Cash and due from banks	$33,300	$44,405	$31,354
Interest bearing deposits	48,527	85,399	81,651
Federal funds sold	22	22	23
Total cash and cash equivalents	81,849	129,826	113,028
Investment securities available-for-sale	194,481	200,103	257,544
Investment securities held-to-maturity, estimated fair value of $1,342 ($1,863 in 2012)	1,320	1,337	1,813
Federal Home Loan Bank (FHLB) stock	9,913	10,006	10,285
Loans held for sale	10,359	12,414	2,329
Loans, net	973,618	916,505	829,057
Premises and equipment, net	32,953	33,744	34,239
Bank-owned life insurance (BOLI)	36,567	36,364	35,705
Other real estate owned (OREO), net	3,144	3,345	6,552
Deferred tax asset (DTA), net	50,068	51,463	—
Other assets	11,947	11,563	10,865
Total assets	$1,406,219	$1,406,670	$1,301,417

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$431,079	$459,033	$410,258
Interest bearing demand	544,668	541,604	496,674
Savings	50,258	47,225	40,030
Time	141,315	147,754	129,272
Total deposits	1,167,320	1,195,616	1,076,234
FHLB borrowings	27,000	—	60,000
Other liabilities	23,184	24,178	24,408
Total liabilities	1,217,504	1,219,794	1,160,642

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized; 47,587,563 issued and outstanding (47,326,306 in 2012)	330,839	330,684	330,024
Accumulated deficit	(142,088)	(143,320)	(192,933)
Accumulated other comprehensive income	(36)	(488)	3,684
Total stockholders' equity	188,715	186,876	140,775
Total liabilities and stockholders' equity	$1,406,219	$1,406,670	$1,301,417

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	2013	2012	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$12,053	$11,601	$11,080	$11,893	$45,304	$48,832
Interest on investments	1,377	1,377	1,356	1,533	5,436	5,839
Other investment income	72	45	71	36	245	208
Total interest income	13,502	13,023	12,507	13,462	50,985	54,879

Interest expense:
Deposits:
Interest bearing demand	191	179	193	224	732	1,051
Savings	5	5	6	5	22	23
Time	216	405	235	462	1,045	2,017
Other borrowings	21	479	16	480	970	1,908
Total interest expense	433	1,068	450	1,171	2,769	4,999

Net interest income	13,069	11,955	12,057	12,291	48,216	49,880
Loan loss provision	—	—	—	—	1,000	1,100
Net interest income after loan loss provision	13,069	11,955	12,057	12,291	47,216	48,780

Non-interest income:
Service charges on deposit accounts	786	773	766	791	3,031	3,244
Card issuer and merchant services fees, net	837	662	847	694	3,310	2,632
Earnings on BOLI	203	271	224	234	862	1,022
Mortgage banking income, net	757	1,371	1,284	1,104	4,261	4,319
Other income	1,361	374	516	410	2,989	1,874
Total non-interest income	3,944	3,451	3,637	3,233	14,453	13,091

Non-interest expense:
Salaries and employee benefits	8,412	7,839	7,633	7,859	32,651	31,559
Occupancy	1,101	1,154	1,101	1,127	4,931	4,598
Equipment	392	404	457	371	1,583	1,547
Communications	388	392	347	394	1,496	1,541
FDIC insurance	237	471	454	665	1,542	2,519
OREO	207	891	47	85	529	1,725
Professional services	1,714	1,369	1,025	753	4,249	3,999
Decrease in reserve for unfunded loan commitments	—	(1,110)	—	—	—	(1,110)
Prepayment penalties on FHLB advances	—	—	—	—	3,827	—
Other expenses	2,315	2,659	2,519	2,445	10,162	9,463
Total non-interest expense	14,766	14,069	13,583	13,699	60,970	55,841

Income before income taxes and extraordinary net gain	2,247	1,337	2,111	1,825	699	6,030
Income tax benefit (provision)	(1,013)	(29)	(619)	—	50,146	(79)
Net income	$1,234	$1,308	$1,492	$1,825	$50,845	$5,951

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	LINKED QUARTER		YEAR OVER YEAR
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
Share Data
Basic net income per common share	$0.03	$0.03	$1.08	$0.13
Diluted net income per common share	$0.03	$0.03	$1.07	$0.13
Book value per basic common share	$3.97	$3.93	$3.97	$2.97
Basic average shares outstanding	47,588	47,213	47,588	47,326
Fully diluted average shares outstanding	47,576	47,589	47,484	47,278
Key Ratios
Return on average total shareholders' equity	2.59%	3.13%	28.49%	4.34%
Return on average total assets	0.35%	0.42%	0.55%	0.46%
Net interest spread	4.02%	3.72%	3.75%	3.85%
Net interest margin	4.11%	3.81%	3.90%	4.11%
Total revenue (net int. inc. + non int. inc.)	$17,014	$15,695	$62,670	$62,967
Efficiency ratio[1]	86.79%	86.55%	97.29%	88.68%
Credit Quality Ratios
Reserve for credit losses	$21,297	$22,093	$21,297	$27,701
Reserve for credit losses to ending gross loans	2.14%	2.35%	2.14%	3.23%
Non-performing assets (“NPAs”)	$11,453	$12,356	$11,453	$25,305
Non-performing assets to total assets	0.81%	0.88%	0.81%	1.94%
Delinquent >30 days to total loans (excl. NPAs)	0.29%	0.40%	0.29%	1.80%
Net Charge off's (“NCOs”)	$796	$1,041	$7,404	$17,727
Net loan charge-offs to average total loans	0.08%	0.11%	0.81%	2.06%
Bank Capital Ratios
Tier 1 capital leverage ratio	10.49%	10.37%	10.49%	10.42%
Tier 1 risk-based capital ratio	13.01%	13.34%	13.01%	14.09%
Total risk-based capital ratio	14.27%	14.61%	14.27%	15.36%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	10.49%	10.44%	10.49%	10.44%
Tier 1 risk-based capital ratio	12.99%	13.41%	12.99%	14.12%
Total risk-based capital ratio	14.25%	14.67%	14.25%	15.39%

1 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.